Exhibit 10.17

TrueYou.Com Inc.
501 Merritt 7, 5th Floor
Norwalk, Connecticut 06851

March 12, 2007

Dear:

     As you know, TrueYou.Com Inc. (the “Company”) is in need of additional capital in order to remain in business and continue its operations. As you also know, Laurus Master Fund Ltd. (“Laurus”) has previously loaned the Company $25,000,000 in Senior Debt and $1,000,000 in Senior Subordinated Debt. On March 8, 2007, Laurus accelerated the maturity of the Senior Debt by written notice to the Company which Senior Debt is now approximately $28,375,000.

     The Company has received a proposal from Laurus whereby Laurus (and others described below) would loan the Company an aggregate of $53,375,000 of which approximately $28,375,000 would be used to repay the outstanding Senior Debt and $25,000,000 would constitute new Senior Debt. The new loan of approximately $25,000,000 includes $21,000,000 from Laurus and a total of $4,000,000 from North Sound Capital LLC, Seapine Investments LLC, existing shareholders of the Company and Andrew Lipman, a director and shareholder of the Company (North Sound, Seapine and Lipman together with Laurus, the “Laurus Investor Group”) who have agreed to loan $3,000,000, $750,000 and $250,000, respectively. A term sheet for the proposed Laurus investment which contemplates the additional $4 Million co-investment as a part thereof is attached hereto.

It is anticipated that as a result of the transaction:

  the Laurus Investor Group will receive warrants with a nominal exercise price to acquire 75% of the equity of the Company (subject to reduction upon specified events as set forth in the term sheet);
  holders of the senior subordinated debt and the subordinated debt will in exchange for their debt, own in the aggregate approximately 10% of the equity of the Company;
  holders of Series C Preferred Stock and Series D preferred Stock will in exchange for their preferred shares, own in the aggregate approximately 4% of the equity of the Company; and
  all other securityholders, including the holders of Series B Preferred Stock, common stock, outstanding warrants and outstanding options will own approximately 1% of the equity of the Company.

     Accordingly and in order to implement this necessary financing, this will confirm your agreement that at such time after the date hereof (but not later than May 15, 2007), the Company raises a minimum of $20,000,000 in gross proceeds (whether by loan from the Laurus Investor Group or otherwise), then at the closing of such transaction, your loan to the Company in the amount of $150,000, made pursuant to the Loan Agreement among the Company, the undersigned and others, dated December 22, 2006, shall automatically be converted into 59.14222193 shares of a newly created Series E Convertible Preferred Stock of the Company. A copy of the Certificate of Designation for the Series E Preferred Stock which will rank pari passu with the Series B Preferred Stock is attached hereto.

     You understand that all of the foregoing is material non-public information and agree to hold such information in confidence in compliance with applicable securities laws.

     If you have any questions, please contact Dan Richardson at DRichardson@kiddcompany.com.

Very truly yours,
TrueYou.Com Inc.

By: _______________________
Matthew Burris
Chief Financial Officer

Agreed:

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